CONFORMED COPY



     As filed with the Securities and Exchange Commission on October 17,1997

                                                      Registration No. 333-31809

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               INTELLIGROUP, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


                                   New Jersey
--------------------------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)


                                   11-2880025
--------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)


                  517 Route One South, Iselin, New Jersey 08830
--------------------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


                                 1996 Stock Plan
                  1996 Non-Employee Director Stock Option Plan
--------------------------------------------------------------------------------
                            (Full Title of the Plan)


                                  Ashok Pandey
          Chairman of the Board, President and Chief Executive Officer
                               Intelligroup, Inc.
                  517 Route One South, Iselin, New Jersey 08830
--------------------------------------------------------------------------------
                     (Name and Address of Agent for Service)


                                 (908) 750-1600
--------------------------------------------------------------------------------
          (Telephone Number, Including Area Code, of Agent For Service)


                                    Copy to:

                              David J. Sorin, Esq.
                           Richard S. Mattessich, Esq.
                               Buchanan Ingersoll
                              500 College Road East
                               Princeton, NJ 08540
                                 (609) 987-6800

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

                                EXPLANATORY NOTE
                                ----------------


      The reoffer prospectus which is filed as a part of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-31809), as amended (the "Registration Statement"), has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for reoffers or resales of certain shares of Common Stock of the Company defined as "control securities" under Instruction C to Form S-8 acquired by "affiliates" (as such term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended) pursuant to the exercise of options under the Registrant's 1996 Stock Plan and 1996 Non-Employee Director Stock Option Plan (collectively, the "Plans").

      The Registration Statement with respect to the Common Stock and relating to the Plans was filed with the Securities and Exchange Commission on July 22, 1997 and is effective as of the date hereof.

                                   PROSPECTUS
                  S-3 Reoffer Prospectus dated October 17, 1997

                               INTELLIGROUP, INC.

                        1,407,233 Shares of Common Stock
                       Issuable under the 1996 Stock Plan

                         140,000 Shares of Common Stock
         Issuable under the 1996 Non-Employee Director Stock Option Plan


      This Reoffer Prospectus (this "Prospectus") is being used in connection with the offering from time to time by certain shareholders (the "Selling Shareholders") of Intelligroup, Inc. (the "Company"), of up to 1,547,233 shares of Common Stock, par value $.01 per share ("Common Stock"), of the Company which have been or may be acquired upon the exercise of stock options granted pursuant to the Company's 1996 Stock Plan and 1996 Non-Employee Director Stock Option Plan (collectively, the "Plans"). Options or shares of Common Stock may be issued under the Plans in amounts and to persons not presently known by the Company; when known, such persons, their holdings of Common Stock and certain other information may be included in a subsequent version of this Prospectus. The Company will receive no proceeds from the sale by the Selling Shareholders of the shares of Common Stock.

      The Common Stock issuable upon exercise of the options covered by the Plans (the "Shares") may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the Nasdaq National Market (the "NNM") at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. See "Plan of Distribution."

      The Selling Shareholders and any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any commission received by such broker may be deemed to be underwriting commissions under the Securities Act.

      The Shares of the Company are listed on the NNM under the symbol "ITIG." The closing price of the Company's Shares as reported on the NNM on October 16, 1997 was $21.50.

    AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF
              RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 HEREOF.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is October 17, 1997.

                              AVAILABLE INFORMATION
                              ---------------------

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov. The Common Stock of the Company is traded on the NNM under the symbol "ITIG," and such reports, proxy and information statements and other information concerning the Company also can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20206.

      In addition, the Company will provide without charge to each person to whom this Prospectus is delivered, upon either the written or oral request of any such person, a copy of all documents required to be delivered pursuant to Rule 428(b) and any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to Robert M. Olanoff, Chief Financial Officer, Secretary and Treasurer, Intelligroup, Inc., 517 Route One South, Iselin, New Jersey 08830. The Company's telephone number at that location is (908) 750-1600.

      The Company has filed a Registration Statement on Form S-8 (Registration No. 333-31809), as amended (the "Registration Statement"), on Form S-8 with respect to the Common Stock offered hereby with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any agreement, instrument or other documents referred to are not necessarily complete. With respect to each such agreement, instrument, or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                                TABLE OF CONTENTS
                                -----------------

                                                                  Page
                                                                  ----

Available Information........................................       2
Risk Factors.................................................       4
The Company..................................................      13
Use of Proceeds..............................................      13
Selling Shareholders.........................................      14
Plan of Distribution.........................................      15
Legal Matters................................................      15
Experts......................................................      15
Information Incorporated by Reference........................      15
Indemnification of Directors and Officers....................      16

      No person is authorized to give any information or to make any representation, other than as contained herein, in connection with the offering described in this Prospectus, and any information or representation not contained herein must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                  RISK FACTORS
                                  ------------

      Certain statements included in this Prospectus, including without limitation, statements regarding the Company's intention to shift to higher margin turnkey management assignments and more complex projects and to utilize its proprietary implementation methodology in an increasing number of projects, the Company's objective to grow through strategic acquisitions and trends in future operating performance, are forward-looking statements within the meaning of Section 27A of the Securities Act. Other forward-looking statements may be identified by the use of words such as "believe," "anticipate" and "expect." The factors discussed below could cause actual results and developments to be materially different from those expressed in or implied by such statements. Accordingly, in addition to the other information contained in this Prospectus, the following factors should be considered carefully by prospective investors in evaluating an investment in the shares of Common Stock offered hereby.


Substantial Variability of Quarterly Operating Results
------------------------------------------------------

      The Company's historical operating results have varied substantially from quarter to quarter, and the Company expects that they will continue to do so. Due to the relatively fixed nature of certain of the Company's costs, including personnel and facilities costs, a decline in revenue in any fiscal quarter would result in lower profitability in that quarter. A variety of factors, many of which are not within the Company's control, influence the Company's quarterly operating results, including seasonal patterns of hardware and software capital spending by customers, information technology outsourcing trends, the timing, size and stage of projects, new service introductions by the Company or its competitors, levels of market acceptance for the Company's services or the hiring of additional staff. Operating results also may be impacted by changes in the Company's billing and employee utilization rates. The Company believes, therefore, that past operating results and period-to-period comparisons should not be relied upon as an indication of future performance. Demand for the Company's services generally is lower in the fourth quarter due to reduced activity during the holiday season and fewer working days for those customers which curtail operations during such period. The Company anticipates that its business will continue to be subject to such seasonal variations.


Management of Growth
--------------------

      The Company's growth has placed significant demands on its management, administrative and operational resources. The Company's revenue increased from $6.8 million in 1994, to $24.6 million in 1995 and to $47.2 million in 1996. From January 1, 1995 through June 30, 1997, the Company's staff increased 327% from 113 to 483 full-time employees. The Company's ability to manage its growth effectively will require the Company to continue developing and improving its operational, financial and other internal systems, as well as its business development capabilities, and to attract, train, retain, motivate and manage its employees. In addition, the Company's future success will depend in large part on its ability to continue to maintain high rates of employee utilization at profitable billing rates and maintain project quality, particularly if the size and scope of the Company's projects increase. In addition, other than the Company's Chief Financial Officer, none of the Company's senior management previously has managed a business of the Company's scale or scope or has any previous experience managing a public company. If the Company is unable to manage its growth and projects effectively, such inability could have a material adverse effect on the quality of the Company's services and products, its ability to retain key personnel and its ability to report financial results in an accurate and timely manner which could have a material adverse effect on the Company's business, financial condition and results of operations.


Weaknesses in Internal Controls
-------------------------------

      Following the audit of the Company's consolidated financial statements for the year ended December 31, 1995, the Company received a management letter from its independent public accountants, Arthur Andersen LLP, which set forth significant deficiencies and material weaknesses in the Company's internal control structure. The Company's independent public accountants noted that, during 1995, the Company's internal control structure had two material weaknesses: (i) the Company did not reconcile its supporting records to the general ledger or perform meaningful account analysis; and (ii) the Company did not maintain, summarize or reconcile any books or records for its foreign operations. The Company first hired a Chief Financial Officer in January 1996 and in March 1996 it implemented an accounting system capable of generating information and reports necessary to appropriately manage the Company. The Company continues to develop and implement a system of internal controls and otherwise develop an appropriate administrative infrastructure. Following the audit of the Company's consolidated financial statements for the year ended December 31, 1996, the Company's independent public accountants issued a management letter which, although it did set forth significant deficiencies, did not specify any material weaknesses in the Company's internal control structure. The failure to continue to develop and maintain an effective internal control structure could have a material adverse effect on the Company's business, financial condition and results of operations.

Limited Operating History; History of Operating Losses; Uncertainty of Future Financial Results
--------------------------------------------------------------------------------

      The Company's strategic decision in 1994 to diversify its customer base and to utilize SAP software as a primary tool to implement enterprise-wide business process solutions resulted in significant growth and a major change of the Company's business. As a result, the Company has a limited operating history within its current line of business. Despite the fact that the Company recognized substantially increased revenue during the years ended December 31, 1994 and 1995, the Company incurred net losses of $437,000 and $1.1 million for such respective periods. Although the Company had net income of $793,000 for the year ended December 31, 1996 and $2.0 million for the six months ended June 30, 1997, there can be no assurance that the Company will continue to achieve profitable levels of operations in the future.


Dependence on SAP
-----------------

      During the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1997, 33%, 69%, 74% and 71% of the Company's revenue, respectively, was derived from projects in which the Company implemented software developed by SAP, a major international German-based software company and a leading vendor of client/server application software for business applications. The Company's future success in its SAP-related consulting services depends largely on its continued relationship with SAP America, SAP's United States affiliate, and on its continued status as a SAP National Logo Partner. The Company executed its SAP National Logo Partner Agreement in April 1997 and previously had been a SAP National Implementation Partner since 1995. Such status is awarded by SAP on an annual basis pursuant to contract. The Company's current contract expires on December 31, 1997 and is automatically renewed for a successive one-year period, unless terminated by either party. While the Company has no reason to believe that its contract with SAP will not be renewed or that the scope of such contract will be modified or limited in a manner adverse to the Company, there can be no assurance that such contract will be renewed on terms acceptable to the Company, if at all. In addition, in the event that SAP is unable to maintain its leadership position within the business applications software market, if the Company's relationship with SAP deteriorates, or if SAP elects to compete directly with the Company, the Company's business, financial condition and results of operations could be materially adversely affected.


Substantial Reliance on Key Customers
-------------------------------------

      The Company has derived and believes that it will continue to derive a significant portion of its revenue from a limited number of customers and projects. For the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1997, the Company's ten largest customers accounted for in the aggregate approximately 61%, 56%, 66% and 63% of its revenue, respectively. During 1995, Ernst & Young LLP and Price Waterhouse LLP each accounted for more than 10% of revenue. In 1996 and the six months ended June 30, 1997, Price Waterhouse LLP and Bristol-Myers Squibb each accounted for more than 10% of revenue. For the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1997, 64%, 50%, 44% and 35%, respectively, of the Company's revenue was generated by serving as a member of consulting teams assembled by other information technology consulting firms, which also may be competitors of the Company. Such firms included Andersen Consulting, Ernst & Young LLP, ICS Deloitte & Touche LLP, KPMG Peat Marwick LLP, Price Waterhouse LLP and other information technology consulting firms. There can be no assurance that such information technology consulting firms will continue to engage the Company in the future and at current levels of retention. In addition, the volume of work performed for specific customers is likely to vary from year to year, and a major customer in one year or quarter may not continue to use the Company's services. The loss of any large customer or project could have a material adverse effect on the Company's business, financial condition and results of operations.

      Most of the Company's contracts are terminable by the customer with limited advance notice, typically not more than 30 days, and without significant penalty, generally limited to fees earned and expenses incurred by the Company through the date of termination. The cancellation or significant reduction in the scope of a large contract could have a material adverse effect on the Company's business, financial condition and results of operations.

      The Company provides services to its customers primarily on a time and materials basis. Recently, however, the Company has bid on certain projects in which it, at the request of the potential clients, offered a fixed price for its services. The Company believes that, as it pursues its strategy of making turnkey project management a larger portion of its business, it will likely be required to offer fixed price projects to a greater degree. The Company has had limited prior experience in pricing and performing under fixed price arrangements. There can be no assurance that the Company will be able to complete such projects within the fixed price and required timeframes. The failure to perform within such fixed price contracts, if entered into, could have a material adverse effect on the Company's business, financial condition and results of operations.

      Many of the Company's engagements involve projects that are critical to the operation of its customers' businesses and provide benefits that may be difficult to quantify. The Company's failure or inability to meet a customer's expectations in the performance of its services could result in a material adverse change to the customer's operations giving rise to claims for damages against the Company or causing damage to the Company's reputation, adversely affecting its business, financial condition and results of operations. In addition, certain of the Company's agreements with its customers require the Company to indemnify the customer for damages arising from services provided to, or on behalf of, such customer. Such indemnification could have a material adverse effect on the Company's financial condition and results of operations. Under certain of the Company's customer contracts, the Company warrants that it will repair errors or defects in its deliverables without additional charge to the customer. The Company has not experienced, to date, any material claims against such warranties. The Company currently is seeking to purchase and maintain errors and omissions insurance to insure the Company for damages and expenses incurred in connection with alleged negligent acts, errors or omissions. There can be no assurance that such insurance will be available to the Company on acceptable terms, if at all.


Highly Competitive Information Technology Services Industry
-----------------------------------------------------------

      The markets for the Company's services are highly competitive. The Company believes that its principal competitors include the internal information systems groups of its prospective customers, as well as technology consulting and systems integration firms, including the "Big Six" accounting firms, IBM Global Services, Cambridge Technology Partners, SHL Systemhouse (a subsidiary of MCI), and Computer Sciences Corporation, and the consulting divisions of software applications vendors, some of which also are customers of the Company. Many of the Company's competitors have longer operating histories, possess greater industry and name recognition and have significantly greater financial, technical and marketing resources than the Company. In addition, there are relatively low barriers to entry into the Company's markets and the Company has faced, and expects to continue to face, additional competition from new entrants into its markets.

      The Company believes that the principal competitive factors in its markets include quality of service and deliverables, speed of development and implementation, price, project management capability and technical and business expertise. The Company believes that its ability to compete also depends in part on a number of competitive factors outside its control, including the ability of its competitors to hire, retain and motivate project managers and other senior technical staff, the development by others of services that are competitive with the Company's services and the extent of its competitors' responsiveness to customer needs. There can be no assurance that the Company will be able to compete successfully with its existing and new competitors.

Rapid Technological Change; Dependence on New Solutions
-------------------------------------------------------

      The Company's success will depend in part on its ability to develop solutions that keep pace with continuing changes in information technology, evolving industry standards and changing customer objectives and preferences. There can be no assurance that the Company will be successful in adequately addressing these developments on a timely basis or that, if these developments are addressed, the Company will be successful in the marketplace. In addition, there can be no assurance that products or technologies developed by others will not render the Company's services non-competitive or obsolete. The Company's failure to address these developments could have a material adverse effect on the Company's business, financial condition and results of operations.


Dependence on Key Personnel
---------------------------

      The success of the Company for the foreseeable future will depend largely on the continued services of its key executive officers and leading technical personnel. Each executive officer has entered into an employment agreement with the Company which contains non-competition, non-disclosure and non-solicitation covenants that extends for a period ranging from one to two years following termination of employment. In addition, each of the leading technical personnel has entered into an agreement with the Company which contains non-competition, non-disclosure and non-solicitation provisions. The Company maintains, and is the beneficiary of, life insurance policies on the lives of Ashok Pandey, Rajkumar Koneru and Nagarjun Valluripalli. The face amount of each of such policy is $1.0 million. The Company does not maintain key man life insurance on any of its other executive officers or employees. There can be no assurance that the departure of one or more of such key personnel would not have a material adverse effect on the Company's financial condition and results of operations.


Competitive Market for Technical Personnel
------------------------------------------

      The Company's business is labor intensive and, therefore, the Company's success will depend in large part upon its ability to attract, retain, train and motivate highly-skilled employees, particularly project managers and other senior technical personnel. There is significant competition for employees with the skills required to perform the services the Company offers. Qualified project managers and senior technical staff, including in particular, personnel with development experience, are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that the Company will be successful in attracting a sufficient number of highly-skilled employees in the future, or that it will be successful in retaining, training and motivating the employees it is able to attract. Any inability to do so could impair the Company's ability to adequately manage and complete its existing projects and to bid for or obtain new projects and adversely effect the Company's business, financial condition and results of operations.


Acquisition Risks
-----------------

      The Company may acquire other businesses with services complementary to those offered by the Company. The Company intends to evaluate potential acquisitions in the ordinary course of business and aggressively pursue attractive businesses. Although the Company reviews and considers possible acquisitions on an on-going basis, no specific acquisitions are being negotiated or planned as of the date of this Prospectus. The success of such acquisitions, if any, depends not only upon the Company's ability to acquire complementary businesses on a cost-effective basis, but also upon its ability to integrate acquired operations into its organization effectively, to retain and motivate key personnel, and to retain customers of acquired firms. Furthermore, there can be no assurance that financing for any such transactions will be available on satisfactory terms, or that the Company will be able to accomplish its objectives as a result of any such transaction or transactions. Finally, acquisitions also may involve a number of specific risks including: possible adverse short-term effects on the Company's operating results; diversion of management's attention; amortization of acquired intangible assets; and risks associated with unanticipated problems, liabilities or contingencies.


Uncertainties Resulting from Pending Litigation Matters and Administrative Proceedings
--------------------------------------------------------------------------------

      The Company is involved in disputes with third parties, including certain former employees and other information technology consulting firms. Such disputes have resulted in litigation with such parties and, although the Company is a plaintiff in one of such matters, the Company is subject to claims and counterclaims for damages and has incurred, and likely will continue to incur, legal expenses in connection with such matters. There can be no assurance that such litigation will result in favorable outcomes for the Company. These matters also may result in diversion of management time and effort from the operations of the business. There can be no assurance that damages, if any, and related legal expenses and management diversion from operations will not have a material adverse effect on the Company's business, reputation, financial condition or results of operations.


Reliance on Intellectual Property Rights
----------------------------------------

      The Company relies upon a combination of trade secrets, nondisclosure and other contractual arrangements, and copyright and trademark laws to protect its proprietary rights. The Company's future success is dependent, in part, upon its proprietary implementation methodology and toolset, 4sight and 4sightplus, development tools and other intellectual property rights. The Company enters into confidentiality agreements with its employees, generally requires that its consultants and customers enter into such agreements, and limits access to and distribution of its proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of its proprietary information or that the Company will be able to detect unauthorized use of and take appropriate steps to enforce its intellectual property rights.

      Although the Company believes that its trademarks, service marks, services, methodology and development tools do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against the Company in the future, or that if asserted, any such claim will be successfully defended.

International Operations
------------------------

      While international operations historically have accounted for an insignificant portion of the Company's revenue, the Company anticipates that in the future a larger percentage of its revenue may be derived from international operations. To date, the Company has established foreign operations in New Zealand, the United Kingdom and Singapore. In order to expand sales on an international basis, the Company may establish additional foreign operations. In addition, the Company has established operations in India by forming an affiliation with Intelligroup Asia Private Limited ("Intelligroup Asia"), an entity which currently is wholly-owned by Messrs. Pandey, Koneru and Valluripalli, certain of the Company's principal shareholders. The Company and Messrs. Pandey, Koneru and Valluripalli have entered into an agreement, and have obtained the necessary Indian government approvals, pursuant to which the Company will acquire all of the outstanding capital stock of Intelligroup Asia for nominal consideration. Increasing foreign operations likely will require significant management attention and financial resources and could materially adversely affect the Company's business, financial condition or results of operations. In addition, there can be no assurance that the Company will be able to increase international market demand for its services. The risks inherent in the Company's international business activities include unexpected changes in regulatory environments, foreign currency fluctuations, tariffs and other trade barriers, longer accounts receivable payment cycles, difficulties in managing international operations and potential foreign tax consequences, including restrictions on the repatriation of earnings, and the burdens of complying with a wide variety of foreign laws and regulations. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales, if any, and, consequently, on the Company's business, financial condition or results of operations.


Shares Eligible for Future Sale
-------------------------------

      Future sales of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, an aggregate of 6,450,943 shares, consisting of: (i) the 1,547,233 shares offered hereby; (ii) the 1,150,000 shares offered and sold pursuant to the Company's follow-on public offering of its Common Stock consummated in June 1997; (iii) the 2,846,250 shares offered and sold pursuant to the Company's initial public offering of its Common Stock consummated in October 1996; and (iv) an aggregate of 907,460 shares, including 828,793 shares resold by certain shareholders pursuant to the provisions of Rule 144 under the Securities Act and 78,667 shares which were issued upon the exercise of vested stock options pursuant to the provisions of Rule 701 under the Securities Act, will be freely tradeable by persons other than "affiliates" of the Company without restriction. The holders of 453,895 of such shares also have certain registration rights. Of the shares of Common Stock issuable upon the exercise of outstanding options, 84,795 shares are eligible for immediate resale in the public market, subject to compliance with Rules 144 and 701. Sales of substantial amounts of the Common Stock in the public market, whether by purchasers in the offering or other shareholders of the Company, or the perception that such sales could occur, may adversely affect the market price of the Common Stock.

Control by Management and Existing Shareholders
-----------------------------------------------

      Upon completion of this offering, Messrs. Pandey, Koneru and Valluripalli together will beneficially own approximately 55.2% of the outstanding shares of Common Stock (approximately 59% together with the shares beneficially owned by the other directors, officers and affiliated entities). As a result, these shareholders, acting together, will be able to control matters requiring approval by the shareholders of the Company, including the election of directors. Such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company, including transactions in which shareholders might otherwise receive a premium for their shares over then current market prices.


Anti-takeover  Effect of Certain Charter and By-Law  Provisions and New Jersey
Law
--------------------------------------------------------------------------------

      The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the Board of Directors to issue, without shareholder approval, 5,000,000 shares of Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of
Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of Preferred Stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. The Certificate of Incorporation also provides that: (i) the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of the capital stock of the Company shall be required to adopt, amend or repeal any provision of the By-laws of the Company; (ii) shareholders of the Company may not take any action by written consent; (iii) special meetings of shareholders may be called only by the President, the Chairman of the Board or a majority of the Board of Directors and business transacted at any such special meeting shall be limited to matters relating to the purposes set forth in the notice of such special meeting; (iv) the Board of Directors, when evaluating an offer related to a tender or exchange offer or other business combination, is authorized to give due consideration to any relevant factors, including without limitation, the social, legal and economic effects upon employees, suppliers, customers, creditors, the community in which the Company conducts its business, and the economy of the state, region and nation; and (v) the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of the capital stock of the Company shall be required to amend the above provisions (i) through (iv) or the limitation on director liability, as set forth in the Certificate of Incorporation. The foregoing provisions of the Certificate of Incorporation could have the effect of delaying, deterring or preventing a change in control of the Company. In addition, certain "anti-takeover" provisions of the New
Jersey Business Corporation Act, among other things, restrict the ability of certain shareholders to effect a merger or business combination or obtain control of the Company. These provisions may have the effect of delaying or preventing a change of control of the Company without action by the shareholders and, therefore, could adversely affect the price of the Company's Common Stock. In the event of a merger or consolidation of the Company with or into another corporation or the sale of all or substantially all of the Company's assets in which the successor corporation does not assume outstanding options or issue equivalent options, the

Board of Directors of the Company is required to provide accelerated vesting of outstanding options.


Potential Volatility of Stock Price
-----------------------------------

      The market price of the shares of Common Stock has been and in the future may be highly volatile. Factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations or new commercial products or services by the Company or its competitors, market conditions in the computer software and hardware industries generally, changes in recommendations or earnings estimates by securities analysts and actual or anticipated quarterly fluctuations in financial results may have a significant effect on the market price of the Common Stock. Furthermore, the stock market historically has experienced volatility which has particularly affected the market prices of securities of many technology companies and which sometimes has been unrelated to the operating performances of such companies.


Absence of Dividends
--------------------

      The Company does not anticipate paying any dividends on its Common Stock in the foreseeable future.

                                   THE COMPANY
                                   -----------

      The Company provides a wide range of information technology services, including enterprise-wide business process solutions, systems integration and custom software development based on leading technologies. The Company has grown rapidly since 1994 when it made a strategic decision to diversify its customer base by expanding the scope of its integration and development services and to utilize SAP software as a primary tool to implement enterprise-wide business process solutions. In 1995, the Company became a SAP National Implementation Partner and also began to utilize Oracle products to diversify its service offerings. In 1997, the Company achieved National Logo Partner status with SAP. The Company believes such status and designation has resulted in direct referrals and in enhanced industry recognition. The Company's current contract with SAP expires on December 31, 1997 and provides for an automatic one-year renewal period unless either party provides at least six weeks prior written notice of its intention not to renew. This agreement contains no minimum revenue requirements or cost sharing arrangements and does not provide for commissions or royalties to either party. Also in 1997, the Company began to provide implementation services to PeopleSoft and Baan licensees to further diversify its service offerings. The Company's custom software development services are enhanced by its exclusive access to qualified and experienced programmers at its affiliated Advanced Development Center located in India and connected to the Company's headquarters in the United States and to certain customer sites by dedicated, high speed satellite links. The Company provides its services directly to end-user organizations or as a member of consulting teams assembled by other information technology consulting firms. The number of customers billed by the Company has grown substantially from three customers in 1993 to 117 customers in 1996. The Company's customers are Fortune 1000 and other large and mid-sized companies, as well as other information technology consulting firms, and include AT&T, Bristol-Myers Squibb, Ernst & Young LLP, IBM, ICS Deloitte & Touche LLP and Price Waterhouse LLP.

      The Company was incorporated in New Jersey in October 1987 under the name Intellicorp, Inc. The Company's name was changed to Intelligroup, Inc. in July 1992. The Company's executive offices are located at 517 Route One South, Iselin, New Jersey 08830, and its telephone number is (908) 750-1600.


                                 USE OF PROCEEDS
                                 ---------------

      The Company will not receive any of the proceeds from the sale of the Shares offered by this Prospectus. While the Company will receive sums upon any exercise of options by the Selling Shareholders, the Company currently has no plans for their application, other than for general corporate purposes. There can be no assurance that any of such options will be exercised.

                              SELLING SHAREHOLDERS
                              --------------------

      The following table sets forth: (i) the name and position of each Selling Shareholder, whose name is known as of the date of the filing of the registration statement of which this Prospectus forms a part, under the Plans who may sell Common Stock pursuant to this Prospectus; (ii) the number of shares of Common Stock owned (or subject to option) by each Selling Shareholder as of the date of this Prospectus; (iii) the number of shares of Common Stock which may be offered and are being registered for the account of each Selling Shareholder by this Prospectus (all of which may be acquired by the Selling Shareholders pursuant to the exercise of options); and (iv) the amount and percentage of Common Stock to be owned by each such Selling Shareholder if such Selling Shareholder were to sell all of the shares of Common Stock covered by this Prospectus. There can be no assurance that any of the Selling Shareholders will offer for sale or sell any or all of the Shares offered by them pursuant to this Prospectus. Options or shares of Common Stock may be issued under the Plans in amounts and to persons not presently known by the Company; when known, such persons, their holdings of Common Stock and certain other information may be included in a subsequent version of this Prospectus.



                                              Number of Shares
                                              of Common Stock
                                              both directly       Number of        Number of Shares of
                                              held or subject     Shares of        Common Stock Owned
                                              to option prior     Common Stock     After Offering/
      Name and Position                       to Offering(1)      to be Offered    Percentage(2)
      -----------------                       --------------      -------------    -------------


Klaus Besier, Director ...................        20,000             20,000            --/--
Paul Coombs, Vice
  President, Business Solutions ..........       396,000            396,000            --/--
David Finley, Director ...................        20,000             20,000            --/--
Robin Kearon, Vice President (3) .........        30,000             30,000            --/--
Tony Knight, Shareholder(3) ..............         7,000              7,000            --/--
Barbara Martin, Vice President(3).........        12,000             12,000            --/--
Kevin P. Mohan, Director .................        20,000             20,000            --/--
Robert M. Olanoff, Chief
  Financial Officer,
  Secretary and Treasurer ................        10,000             10,000            --/--
Thomas S. Roberts, Director ..............        20,000             20,000            --/--
Alan Ziegler,
  General Counsel and
  Assistant Secretary ....................         3,000              3,000            --/--
Sophia Zouras, Vice President(3) .........        15,000             15,000            --/--


*     Less than one percent.

(1) For purposes of this table, the number of shares of Common Stock owned prior to this offering includes all shares of Common Stock which would be owned if all options granted under the Plans were exercised.

(2) Applicable percentage of ownership is based on 11,976,983 shares of Common Stock outstanding on October 8, 1997.

(3) Such person is neither an executive officer nor an affiliate of the Company.

                              PLAN OF DISTRIBUTION
                              --------------------

      The Selling Shareholders have not advised the Company of any specific plan for distribution of the Shares offered hereby, but it is anticipated that the Shares will be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made over-the-counter on the NNM at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer for its account pursuant to this Prospectus; or (iii) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. The expenses of preparing this Prospectus and the related Registration Statement with the Commission will be paid by the Company. Shares of Common Stock covered by this Prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act, rather than pursuant to this Prospectus. The Selling Shareholders have been advised that they are subject to the applicable provisions of the Exchange Act, including without limitation, Rules 10b-5, 10b-6 and 10b-7 thereunder.


                                  LEGAL MATTERS
                                  -------------

      The validity of the shares of Common Stock offered hereby will be passed upon the Company by Buchanan Ingersoll, 500 College Road East, Princeton, New Jersey.


                                     EXPERTS
                                     -------

      The Financial Statements and Schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                      INFORMATION INCORPORATED BY REFERENCE
                      -------------------------------------

      There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Commission:

            (1) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

            (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1996;

            (3) The description of the Company's Common Stock, $.01 par value, which is contained in the Company's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act in the form declared effective by the Commission on September 26, 1996, including any subsequent amendments or reports filed for the purpose of updating such description; and

            (4) The Company's latest Prospectus filed on June 27, 1997 pursuant to Rule 424(b) under the Securities Act.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS
                    -----------------------------------------

      Section 14A:3-5 of the New Jersey Business Corporation Act permits each New Jersey business corporation to indemnify its directors, officers, employees and agents against expenses and liabilities in connection with any proceeding involving such persons by reason of his serving or having served in such capacities or for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful, provided that any such proceeding is not by or in the right of the corporation.

      Section 14A:2-7(3) of the New Jersey Business Corporation Act enables a corporation in its certificate of incorporation to limit the liability of directors and officers of the corporation to the corporation or its shareholders. Specifically, the certificate of incorporation may provide that directors and officers of the corporation will not be personally liable for money damages for breach of a duty as a director or an officer, except for liability (i) for any breach of the director's or officer's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve a knowing violation of law, or (iii) for any transaction from which the director or officer derived an improper personal benefit.

      The Company's Certificate of Incorporation limits the liability of its directors and officers as authorized by Section 14A:2-7(3). The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of the Company is required to amend such provisions.

      Article 11 of the Registrant's Amended and Restated By-laws specifies that the Company shall indemnify its directors and officers to the extent such parties are involved in or made a party to any action, suit or proceeding because he was a director or officer of the Company. The Company has agreed to indemnify such parties for their actual and reasonable expenses if such party acted in good faith and in a manner he reasonably believed to be in the best interests of the Company and such party had no reasonable cause to believe his conduct was unlawful. This provision of the By-laws is deemed to be a contract between the Company and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the New Jersey Business Corporation Act are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of capital stock of the Company is required to adopt, amend or repeal such provision of the By-laws.

      The Company has executed indemnification agreements with each of its directors and executive officers pursuant to which the Company has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of the Company.

      The Company has liability insurance for the benefit of its directors and officers which will provide coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of the Company (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law, or otherwise excluded by such insurance policy.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES
                                   ----------


      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Iselin, State of New Jersey, on this 17th day of October, 1997.

                                    INTELLIGROUP, INC.

                                    By:  /s/Ashok Pandey
                                         ---------------
                                         Ashok Pandey
                                         Chairman of the Board, President
                                          and Chief Executive Officer



                                POWER OF ATTORNEY
                                -----------------

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Ashok Pandey and Robert M. Olanoff, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

  Signature                          Title                            Date


/s/Ashok Pandey            Chairman of the Board, President,    October 17, 1997
------------------------   Chief Executive Officer and
Ashok Pandey               Director (principal executive
                           officer)


/s/Rajkumar Koneru         Executive Vice President and         October 17, 1997
------------------------   Director
Rajkumar Koneru


/s/Nagarjun Valluripalli   Executive Vice President and         October 17, 1997
------------------------   Director
Nagarjun Valluripalli


/s/Robert M. Olanoff       Chief Financial Officer, Secretary   October 17, 1997
------------------------   and Treasurer (principal financial
Robert M. Olanoff          and accounting officer)


/s/Klaus Besier            Director                             October 17, 1997
------------------------
Klaus Besier


/s/David Finley            Director                             October 17, 1997
------------------------
David Finley


                           Director                             October   , 1997
------------------------
Kevin P. Mohan


/s/Thomas S. Roberts       Director                             October 17, 1997
------------------------
Thomas S. Roberts

                                  EXHIBIT INDEX
                                  -------------


Exhibit
Number                          Description
------                          -----------


  5        Opinion of Buchanan Ingersoll.

 23.1      Consent of Arthur Andersen LLP.

 23.2 Consent of Buchanan Ingersoll (contained in the opinion filed as Exhibit 5).

 24        Power of Attorney (included on signature page).